XTO ENERGY Underwriting Syndicate Members

Lehman Brothers Inc.
Goldman Sachs & Co.
JPMorgan Securities, Inc.
Banc of America Securities LLC
BMO Capital Markets
Citi
Credit Suisse
Deutsche Bank Securities
Jefferies & Company
Merrill Lynch & Co.
Morgan Stanley & Co.
SunTrust Robinson Humphrey
UBS Investment Bank
Wachovia Securities
ABN AMRO Incorporated
Barclays Capital
BNP Paribas
Fortis Securities LLC
Howard Weil Incorporated
Lazard Capital Markets
Raymond James
Simmons & Company International
Tudor, Pickering, Holt & Co.
Wells Fargo Securities